Free Writing Prospectus

Filed Pursuant to Rule 433

Registration File No. 333-131630

Alternative Loan Trust 2006-OA16

Final Term Sheet

$1,336,380,100 (Approximate)

CWALT, INC.

Depositor

Countrywide Home Loans, Inc.

Sponsor and Seller

Countrywide Home Loans Servicing LP

Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

Mortgage Pass-Through Certificates, Series 2006-OA16

Distributions payable monthly, beginning September 25, 2006

The following classes of certificates are being offered pursuant to this free writing prospectus::

	Initial Class Certificate Balance (1)	Pass-Through Rate(2)		Initial Class Certificate Balance (1)	Pass-Through Rate(2)
Class A-1A	$121,647,000	Floating	Class A-R	$100	Variable
Class A-1B	$106,816,000	Floating	Class M-1	$31,754,000	Floating
Class A-1C	$202,300,000	Floating	Class M-2	$26,349,000	Floating
Class A-1D	$98,763,000	Floating	Class M-3	$8,783,000	Floating
Class A-2	$199,743,000	Floating	Class M-4	$19,593,000	Floating
Class A-3	$84,889,000	Floating	Class M-5	$7,432,000	Floating
Class A-4A	$78,528,000	Floating	Class M-6	$6,756,000	Floating
Class A-4B	$111,732,000	Floating	Class M-7	$6,756,000	Floating
Class A-4C	$28,711,000	Floating	Class M-8	$6,756,000	Floating
Class A-5	$182,316,000	Floating	Class M-9	$6,756,000	Floating

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10%.
(2)	The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which the pass-through rates are based and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” below.

Summary

Issuing Entity

Alternative Loan Trust 2006-OA16, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP

Trustee

The Bank of New York

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan, the later of August 1, 2006 and the origination date for that mortgage loan (referred to as the “cut-off date”).

Closing Date

On or about August 30, 2006.

The Mortgage Loans

The mortgage loans will consist of 30- and 40-year conventional, adjustable rate, negative amortization mortgage loans secured by first liens on one-to-four family residential properties with an aggregate current principal balance of approximately $1,351,244,913 as of August 1, 2006. The mortgage rate on each mortgage loan is fixed during an introductory period of one to three months after origination. Thereafter, the interest rate on each mortgage loan adjusts monthly based on a specified index, but the scheduled monthly payments on the mortgage loans adjust annually.

The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be added to or substituted for the mortgage loans that are described in this free writing prospectus. Any addition or substitution will not result in a material difference in the final mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans had the following characteristics:

Aggregate Current Principal Balance	$1,351,244,913
Number of Mortgage Loans	3,127
Average Current Principal Balance	$432,122
Range of Current Principal Balances	$50,141 to $3,250,389
Weighted Average Mortgage Rate less lender paid mortgage insurance	6.510%
Weighted Average Mortgage Rate	6.524%
Range of Mortgage Rates	1.000% to 9.500%
Weighted Average Minimum Mortgage Rate	3.302%
Weighted Average Maximum Mortgage Rate	9.960%
Weighted Average Original Loan-to-Value Ratio	75.12%
Percentage of Mortgage Loans with Original Loan-to-Value Ratios Greater than 80%	6.00%
Geographic Concentrations in excess of 10%:
California	63.62%
Florida	10.34%
Weighted Average Original Term to Stated Maturity	394 months
Weighted Average Remaining Term to Stated Maturity	393 months
Percentage of Mortgage Loans with Prepayment Charges	88.88%
Minimum FICO Score	568
Maximum FICO Score	819
Weighted Average FICO Score	699
Number of Mortgage Loans with Unknown FICO Score	11
Percentage of Mortgage Loans with Unknown FICO Score	0.22%
Weighted Average Gross Margin	3.302%
Maximum Negative Amortization:
110%	8.25%
115%	91.75%
Weighted Average Maximum Negative Amortization	115%
Weighted Average Initial Payment Adjustment Date	August 1, 2007

Originators

The sponsor originated approximately 67.11% of the mortgage loans, and approximately 20.79% of the mortgage loans were originated by MortgageIT, Inc. The remainder of the mortgage loans were originated by various other originators, which, individually, originated less than 10% of the mortgage loans.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance (1)	Type	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
Class A-1A	$121,647,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-1B	$106,816,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-1C	$202,300,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-1D	$98,763,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-2	$199,743,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-3	$84,889,000	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA
Class A-4A	$78,528,000	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA
Class A-4B	$111,732,000	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA
Class A-4C	$28,711,000	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA
Class A-5	$182,316,000	Senior/Floating Pass-Through Rate/ Support	Aaa	AAA
Class A-R	$100	Senior/Variable Pass-Through Rate/ Residual	Aaa	AAA
Class M-1	$31,754,000	Subordinate/Floating Pass-Through Rate	Aa1	AA+
Class M-2	$26,349,000	Subordinate/Floating Pass-Through Rate	Aa1	AA
Class M-3	$8,783,000	Subordinate/Floating Pass-Through Rate	Aa1	AA-
Class M-4	$19,593,000	Subordinate/Floating Pass-Through Rate	Aa3	A+
Class M-5	$7,432,000	Subordinate/Floating Pass-Through Rate	A1	A
Class M-6	$6,756,000	Subordinate/Floating Pass-Through Rate	A2	A-
Class M-7	$6,756,000	Subordinate/Floating Pass-Through Rate	A3	BBB+
Class M-8	$6,756,000	Subordinate/Floating Pass-Through Rate	Baa2	BBB
Class M-9	$6,756,000	Subordinate/Floating Pass-Through Rate	Baa3	BBB-

Non-Offered Certificates (3)
Class C	N/A	Residual	N/R	N/R
Class P (4)	$100	Prepayment Charges	N/R	N/R

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)	The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s” ) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P” ). “N/R” indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.
(3)	The Class C and Class P are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class C and Class P Certificates is provided only to permit a better understanding of the offered certificates.
(4)	The Class P Certificates will be entitled to receive all prepayment charges received in respect of the mortgage loans. The Class P Certificates will have an initial class certificate balance of $100 and a notional amount equal to the aggregate stated principal balance of the mortgage loans that require payment of a prepayment charge. The Class P Certificates will not bear interest.

The certificates will also have the following characteristics:

Class	Pass-Through Rate On and Before Optional Termination Date (1)	Pass-Through Rate After Optional Termination Date (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1A	LIBOR + 0.070%	LIBOR + 0.140%	(2)	Actual/360 (3)
Class A-1B	LIBOR + 0.110%	LIBOR + 0.220%	(2)	Actual/360 (3)
Class A-1C	LIBOR + 0.190%	LIBOR + 0.380%	(2)	Actual/360 (3)
Class A-1D	LIBOR + 0.280%	LIBOR + 0.560%	(2)	Actual/360 (3)
Class A-2	LIBOR + 0.190%	LIBOR + 0.380%	(2)	Actual/360 (3)
Class A-3	LIBOR + 0.250%	LIBOR + 0.500%	(2)	Actual/360 (3)
Class A-4A	LIBOR + 0.100%	LIBOR + 0.200%	(2)	Actual/360 (3)
Class A-4B	LIBOR + 0.250%	LIBOR + 0.500%	(2)	Actual/360 (3)
Class A-4C	LIBOR + 0.340%	LIBOR + 0.680%	(2)	Actual/360 (3)
Class A-5	LIBOR + 0.300%	LIBOR + 0.600%	(2)	Actual/360 (3)
Class A-R	(4)	(4)	calendar month (5)	30/360 (6)
Class M-1	LIBOR + 0.390%	LIBOR + 0.585%	(2)	Actual/360 (3)
Class M-2	LIBOR + 0.400%	LIBOR + 0.600%	(2)	Actual/360 (3)
Class M-3	LIBOR + 0.410%	LIBOR + 0.615%	(2)	Actual/360 (3)
Class M-4	LIBOR + 0.520%	LIBOR + 0.780%	(2)	Actual/360 (3)
Class M-5	LIBOR + 0.550%	LIBOR + 0.825%	(2)	Actual/360 (3)
Class M-6	LIBOR + 0.600%	LIBOR + 0.900%	(2)	Actual/360 (3)
Class M-7	LIBOR + 1.100%	LIBOR + 1.650%	(2)	Actual/360 (3)
Class M-8	LIBOR + 1.400%	LIBOR + 2.100%	(2)	Actual/360 (3)
Class M-9	LIBOR + 1.450%	LIBOR + 2.175%	(2)	Actual/360 (3)

Non-Offered Certificates
Class C	N/A	N/A	N/A	N/A
Class P	N/A	N/A	N/A	N/A

(1)	The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to a cap. LIBOR for the related accrual period is calculated as described in this free writing prospectus under “Description of the Certificates – Determination of LIBOR.”
(2)	The accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.
(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the applicable accrual period.
(4)	The pass-through rate for the Class A-R Certificates for the accrual period related to any distribution date will be a per annum rate equal to the weighted average adjusted net mortgage rate of the mortgage loans.
(5)	The accrual period for any distribution date will be the calendar month before the month of that distribution date.
(6)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A-1A, Class A-1B, Class A-1C, Class A-1D, Class A-2, Class A-3, Class A-4A, Class A-4B, Class A-4C, Class A-5 and Class A-R Certificates

Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

LIBOR Certificates	Class A-1A, Class A-1B, Class A-1C, Class A-1D, Class A-2, Class A-3, Class A-4A, Class A-4B, Class A-4C and Class A-5 Certificates and Subordinated Certificates

Offered Certificates	Senior Certificates and Subordinated Certificates

Private Certificates	Class P and Class C Certificates

Record Date

LIBOR Certificates:

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.

Class A-R Certificates:

The last business day of the month preceding the month of the distribution date, or in the case of the first distribution date, the closing date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on September 25, 2006, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the offered certificates is the distribution date in October 2046. Since the rate of distributions in reduction of the class certificate balance of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page 6.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates will be entitled to receive:

•	the interest that has accrued at the related pass-through rate during the related accrual period on the class certificate balance of that class of certificates immediately prior to that distribution date, and

•	any interest due on a prior distribution date that has not paid (we sometimes refer to this as interest carry forward amount),

minus,

•	any net deferred interest allocated to that class of certificates on that distribution date.

Net Deferred Interest

For any distribution date, the amount of the net deferred interest that will be allocated to the classes of certificates will equal the excess, if any, of:

•	the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date over

•	the amount of principal prepayments and subsequent recoveries received on the mortgage loans during the prepayment period and due period related to that distribution date (this amount is referred to as the “net deferred interest”).

For any distribution date, the net deferred interest on the mortgage loans will be allocated to each class of certificates in an amount equal to the excess, if any, of:

•	the amount of interest accrued on the class of certificates at its pass-through rate during the accrual period related to that distribution date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates equaled the adjusted cap rate for that distribution date.

The net deferred interest allocated to a class of certificates will be added as principal to the outstanding class certificate balance of such class of certificates.

Net Rate Carryover

If the pass-through rate on a class of LIBOR Certificates for the interest accrual period related to a distribution date is limited by the rate cap, any resulting interest shortfall (referred to as “net rate carryover”) may be paid from excess cashflow as described below under “—Excess Cashflow.”

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus. The priority of distributing principal among the classes of certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•	all scheduled installments of interest (after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•	all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to the mortgage loans;

•	partial or full prepayments collected on the mortgage loans during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest; and

•	any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer;

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•	the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement;

•	all prepayment charges (which are distributable only to the Class P Certificates); and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.375% (referred to as the master servicing fee rate). The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans, as described under Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Payments:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

•	concurrently, to each class of senior certificates, current interest and interest carry forward amounts, pro rata based on their respective entitlements;

•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, current interest for each such class; and

•	any remaining interest funds, as part of the excess cashflow.

Priority of Distributions; Distributions of Principal

Effect of the Stepdown Date if a Trigger Event is not in Effect

On any distribution date on or after the stepdown date (and so long as no trigger event is in effect), instead of allocating all amounts distributable as principal on the certificates to the senior classes of certificates until those senior classes are paid in full, a portion of those amounts distributable as principal will be allocated to the subordinated certificates.

The amount allocated to each class of certificates on or after the stepdown date and so long as no trigger event is in effect will be based on the targeted level of overcollateralization and subordination for each class of certificates for that distribution date. These amounts are described in more detail under “Description of the Certificates —Principal” in this free writing prospectus.

Trigger Events:

A “trigger event” refers to certain specified levels of losses and/or delinquencies on the mortgage loans. Prior to the stepdown date or if a trigger event is in effect on or after the stepdown date, all amounts distributable as principal on a distribution date will be allocated first to the senior certificates, until the senior certificates are paid in full, before any distributions of principal are made on the subordinated certificates.

The Stepdown Date:

The stepdown date will be the earlier of:

•	the distribution date on which the aggregate class certificate balance of the senior certificates is reduced to zero; and

•	the later of: (a) the September 2009 distribution date and (b) the first distribution date on which the aggregate class certificate balance of the senior certificates (after calculating anticipated distributions on such distribution date) is less than or equal to (1) prior to the distribution date in September 2012, approximately 74.875% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period) and (2) on or after the distribution date in September 2012, approximately 79.900% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period).

On any distribution date prior to the stepdown date or on which a trigger event is in effect, the principal distribution amount will be distributed in the following order:

•	to the classes of senior certificates as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below, until their respective class certificate balances are reduced to zero;

•	from the remaining principal distribution amount, sequentially, in order of their distribution priorities, to each class of subordinated certificates, until their respective class certificate balances are reduced to zero; and

•	any remaining principal distribution amount, as part of the excess cashflow.

On any distribution date on or after the stepdown date and so long as a trigger event is not in effect, the principal distribution amount will be distributed in the following order:

•	in an amount up to the senior principal distribution target amount, to the senior certificates as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below, until their respective class certificate balances are reduced to zero;

•	from the remaining principal distribution amount, sequentially, in order of their distribution priorities, to each class of subordinated certificates, the subordinated class principal distribution target amount for each such class, until their respective class certificate balances are reduced to zero; and

•	any remaining principal distribution amount, as part of the excess cashflow.

Priority of Payments; Distributions of Principal to the Senior Certificates

On any distribution date when distributions of principal are made to the senior certificates, the distributions will be distributed in the following order of priority:

•	to the Class A-R Certificates, until its class certificate balance is reduced to zero; and

•	concurrently and on a pro rata basis based on (1) the aggregate class certificate balance of the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, (2) the class certificate balance of the Class A-2 Certificates, (3) the class certificate balance of the Class A-3 Certificates, (4) the aggregate class certificate balance of the Class A-4A, Class A-4B and Class A-4C Certificates and (5) the class certificate balance of the Class A-5 Certificates,

(1)	sequentially, to the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, in that order, until their respective class certificate balances are reduced to zero,

(2)	to the Class A-2 Certificates until its class certificate balance is reduced to zero,

(3)	to the Class A-3 Certificates until its class certificate balance is reduced to zero,

(4)	sequentially, to the Class A-4A, Class A-4B and Class A-4C Certificates, in that order, until their respective class certificate balances are reduced to zero, and

(5)	to the Class A-5 Certificates, until its class certificate balance is reduced to zero.

Applied Realized Loss Amounts

After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the senior certificates. Realized losses on the mortgage loans will be allocated in the following order of priority:

•	to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero,

•	to the Class A-5 Certificates until its certificate balance is reduced to zero,

•	concurrently, to the Class A-3, Class A-4A, Class A-4B and Class A-4C Certificates, pro rata based on their class certificate balances, until their respective class certificate balances are reduced to zero, and

•	concurrently, to the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Class A-2 Certificates, pro rata based on their class certificate balances, until their respective class certificate balances are reduced to zero.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans exceeds the aggregate class certificate balance of the offered certificates.

On the closing date, the aggregate stated principal balance of the mortgage loans is expected to exceed the initial aggregate class certificate balance of the offered certificates by approximately $14,864,813, which is approximately 1.10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

The mortgage loans are expected to generate more interest than is needed to pay interest on the interest-bearing classes of certificates because the weighted average interest rate of the mortgage loans is expected to be higher than the sum of the weighted average pass-through rate on the interest-bearing classes of certificates and the weighted average expense fee rate.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans if those losses are not otherwise covered by excess cashflow (if any). The required level of overcollateralization may change over time.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest distributions have been made and after the principal funds have been distributed.

On any distribution date, the excess cashflow (if any) will be distributed in the following order:

•	to the classes of certificates that are entitled to receive principal on that distribution date to the extent necessary to restore or maintain the required level of overcollateralization;

•	to the classes of senior certificates in the following order:

•	concurrently, to the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Class A-2 Certificates, pro rata based on the unpaid realized loss amount for each such class, in an amount up to the unpaid realized loss amount for each such class,

•	concurrently, to the Class A-3, Class A-4A, Class A-4B and Class A-4C Certificates, pro rata based on the unpaid realized loss amount for each such class, in an amount up to the unpaid realized loss amount for each such class, and

•	to the Class A-5 Certificates, in an amount up to the unpaid realized loss amount for such class;

•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, in each case first in an amount up to any interest carry forward amount and then in an amount up to the unpaid realized loss amount for each such class;

•	concurrently, to each class of LIBOR certificates, pro rata based on their respective class certificate balances to the extent needed to pay any unpaid net rate carryover for each such class; and then any excess cashflow remaining will be distributed to each class of certificates with respect to which there remains any unpaid net rate carryover, pro rata, based on the amount of such remaining unpaid net rate carryover; and

•	to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.

Subordination

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

The senior certificates will have a distribution priority over the subordinated certificates. Within the classes with an “M” designation, the distribution priority is in numerical order.

Once the protection provided by excess cashflow and overcollateralization is exhausted, subordination is designed to provide the holders of certificates having a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, among the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates in accordance with the priorities set forth above under “—Applied Realized Loss Amounts.”

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of that mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the second day of the month following the closing date (or, in the case of such a mortgage loan that does not have a scheduled payment due until after the cut-off date, a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity), the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that seller’s repurchase obligation.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower. See “Servicing of Mortgage Loans—Certain Modifications and Refinancings” in this free writing prospectus.

The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The majority holder of the Class C Certificates will have the right to direct the master servicer to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. If the first auction is unsuccessful, the auction process may be repeated periodically pursuant to the conditions specified in the pooling and servicing agreement until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the majority holder of the Class C Certificates does not direct the master servicer to request that the auction be conducted, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Tax Status

For federal income tax purposes, the issuing entity will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The LIBOR Certificates will also represent the right to receive net rate carryover payments. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA Considerations

The offered certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of the benefit plan, so long as certain conditions are met.

Legal Investment

The senior certificates and the Class M-1, Class M-2, Class M-3 and Class M-4 Certificates will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

General

Set forth in the table below is the approximate percentage of Statistical Calculation Pool Mortgage Loans that were originated by the named originator. The remainder of the Statistical Calculation Pool Mortgage Loans were originated by unrelated third parties.

Countrywide Home Loans, Inc.	MortgageIT, Inc.
67.11%	20.79%

MortgageIT, Inc.

MortgageIT, Inc. (“MortgageIT”) is a New York corporation and a wholly owned subsidiary of MortgageIT Holdings, Inc., a publicly traded real estate investment trust, with an executive and administrative office located in New York, New York. MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT originates single-family mortgage loans of all types, including prime adjustable-rate mortgage loans and fixed-rate, first lien residential mortgage loans.

MortgageIT and its predecessors have been in the residential mortgage banking business since 1988, and have originated Mortgage Loans of the type backing the certificates offered hereby since the second quarter of 2005. For the six-month period ended June 30, 2006, MortgageIT had an origination portfolio of approximately $14.8 billion, all of which was secured by one- to four-family residential real properties and individual condominium units.

The following table describes the size, composition and growth of MortgageIT’s total Mortgage Loan production for Pay-Option ARM Loans over the past three years.

	December 31, 2005		June 30, 2006
Loan Type	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans
Pay-Option ARM	14,702	$5,326,259,387	6,008	$2,132,492,249

MortgageIT Underwriting Guidelines

MortgageIT offers a wide variety of mortgage loan products pursuant to various mortgage loan origination programs. The following generally describes MortgageIT’s underwriting guidelines with respect to mortgage loans originated pursuant to its “prime” underwriting standards for mortgage loans with non-conforming balances and its “Pay Option ARM” underwriting guidelines for mortgage loans with conforming and non-conforming balances.

MortgageIT’s underwriting philosophy is to weigh all risk factors inherent in the loan file, giving consideration to the individual transaction, borrower profile, the level of documentation provided and the property used to collateralize the debt. Because each loan is different, MortgageIT expects and encourages underwriters to use professional judgment based on their experience in making a lending decision. MortgageIT underwrites a borrower’s creditworthiness based solely on information that MortgageIT believes is indicative of the applicant’s willingness and ability to pay the debt they would be incurring.

Every MortgageIT mortgage loan is secured by a property that has been appraised by a licensed appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisers perform on site inspections of the property and report on the neighborhood and property condition in factual and specific terms. Loans in excess of one million dollars require (i) two full appraisals or (ii) one full appraisal and a field review, ordered by a MortgageIT-approved national appraiser, including photographs of the interior and the exterior of the subject property. Each appraisal contains an opinion of value that represents the appraiser’s professional conclusion based on market data of sales of comparable properties, a logical analysis with adjustments for differences between the comparable sales and the subject property and the appraiser’s judgment. In addition, a MortgageIT underwriter or a mortgage insurance company contract underwriter reviews each appraisal for accuracy and consistency.

The appraiser’s value conclusion is used to calculate the ratio (loan-to-value) of the loan amount to the value of the property. For loans made to purchase a property this ratio is based on the lower of the sales price of the property and the appraised value. MortgageIT sets various maximum loan-to-value ratios based on the loan amount, property type, loan purpose and occupancy of the subject property securing the loan. In general, MortgageIT requires lower loan-to-value ratios for those loans that are perceived to have a higher risk, such as high loan amounts, loans in which additional cash is being taken out on a refinance transaction or loans on second homes. A lower loan-to-value ratio requires a borrower to have more equity in the property, which is a significant additional incentive to the borrower to avoid default on the loan. In addition, for all conventional loans in which the loan-to-value ratio exceeds 80%, MortgageIT requires that a private mortgage insurance company that is approved by Fannie Mae and Freddie Mac insure the loan. Higher loan-to-value ratios require higher coverage levels.

The mortgage loans have been originated under “full/alternative”, “stated income/verified assets”, “stated income/stated assets”, “no documentation” or “no ratio” programs. The “full/alternative” documentation programs generally verify income and assets in accordance with Fannie Mae/Freddie Mac underwriting requirements. The stated income/verified assets, stated income/stated assets, no documentation or no ratio programs generally require less documentation and verification than do full documentation programs which generally require standard Fannie Mae/Freddie Mac approved forms for verification of income/employment, assets and certain payment histories. Generally, under both “full/alternative” documentation programs, at least one month of income documentation is provided. This documentation is also required to include year-to-date income or prior year income in case the former is not sufficient to establish consistent income. Generally, under a “stated income/verified assets” program, no verification of a mortgagor’s income is undertaken by the origination; however, verification of the mortgagor’s assets is obtained. Under a “stated income/stated assets” program, the originator undertakes no verification of either a mortgagor’s income or a mortgagor’s assets, although both income and assets are stated on the loan application and subject to reasonable underwriting approval. Generally, under a “no documentation” program, the mortgagor is not required to state his or her income or assets and therefore, the originator undertakes no verification of such mortgagor’s income or assets. The underwriting for such mortgage loans may be based primarily or entirely on the estimated value of the mortgaged property and the LTV ratio at origination as well as on the payment history and credit score. Generally, under a “no ratio” program, the mortgagor is not required to disclose their income although the nature of employment is disclosed. Additionally, on a “no ratio” program assets are verified. MortgageIT generally conducts a verbal verification of employment prior to closing.

MortgageIT obtains a credit report that summarizes each borrower’s credit history. The credit report contains information from the three major credit repositories, Equifax, Experian and TransUnion. These companies have developed scoring models to identify the comparative risk of delinquency among applicants based on characteristics within the applicant’s credit report. A borrower’s credit score represents a comprehensive view of the borrower’s credit history risk factors and is indicative of whether a borrower is likely to default on a loan. Some of the factors used to calculate credit scores are a borrower’s incidents of previous delinquency, the number of credit accounts a borrower has, the amount of available credit that a borrower has utilized, the source of a borrower’s existing credit, and recent attempts by a borrower to obtain additional credit. Applicants who have higher credit scores will, as a group, have fewer defaults than those who have lower credit scores. The minimum credit score allowed by MortgageIT loan guidelines for non-conforming loans is 620 and the average is typically over 700. For MortgageIT Pay Option ARM products, the minimum credit score is generally 650. If the borrowers do not have a credit score, they must have an alternative credit history showing at least three tradeline accounts with no payments over 30 days past due in the last 24 months. Non-traditional credit is permitted only for full documentation, conforming fixed and Treasury and LIBOR ARM programs with conforming loan amounts. Loans manually underwritten with non-traditional credit require a minimum of four tradeline accounts with a 24-month history reported with the most recent 24 months.

In addition to reviewing the borrower’s credit history and credit score, MortgageIT underwriters closely review the borrower’s housing payment history. In general, for non-conforming loans the borrower should not have made any mortgage payments over 30 days after the due date for the most recent 12 months. In general, for Pay Option ARM loans, the borrower may have no more than one payment that was made over 30 days after the due date for the most recent 12 months.

The Pay Option ARM mortgage loans are generally documented to the requirements of Fannie Mae and Freddie Mac in that the borrower provides the same information on the loan application along with documentation to verify the accuracy of the information on the application such as income, assets, other liabilities, etc. Certain non-conforming stated income or stated asset products allow for less verification documentation than Fannie Mae or Freddie Mac require. Certain Pay Option ARM products also allow for less verification documentation than Fannie Mae or Freddie Mac requires. For these products, the borrower may not be required to verify employment income, assets required to close or both. For some other Pay Option ARM products, the borrower is not required to provide any information regarding employment income, assets required to close or both. Pay Option ARM products with less verification documentation generally have other compensating factors such as higher credit score or lower loan-to-value requirements.

Generally, in order to determine if a borrower qualifies for a Pay Option ARM loan, MortgageIT underwriting staff or contract underwriters provided by certain mortgage insurance companies manually underwrite and approve such loans; under certain limited circumstances, if other application safeguards are in place, a borrower’s qualification for a Pay Option ARM loan is determined utilizing automated underwriting systems. For manually underwritten loans, the underwriter must ensure that the borrower’s income will support the total housing expense on an ongoing basis. Underwriters may give consideration to borrowers who have demonstrated an ability to carry a similar or greater housing expense for an extended period. In addition to the monthly housing expense the underwriter must evaluate the borrower’s ability to manage all recurring payments on all debts, including the monthly housing expense. When evaluating the ratio of all monthly debt payments to the borrower’s monthly income (debt-to-income ratio), the underwriter should be aware of the degree and frequency of credit usage and its impact on the borrower’s ability to repay the loan. For example, borrowers who lower their total obligations should receive favorable consideration and borrowers with a history of heavy usage and a pattern of slow or late payments should receive less flexibility.

MortgageIT realizes that there may be some acceptable quality loans that fall outside published guidelines and encourages “common sense” underwriting. Because a multitude of factors are involved in a loan transaction, no set of guidelines can contemplate every potential situation. Therefore, exceptions to these underwriting guidelines are considered, so long as the borrower has other reasonable compensating factors, on a case-by-case basis.

Statistical Information

The following information sets forth certain characteristics of the Mortgage Loans as of the cut-off date. Other than with respect to rates of interest, percentages (approximate) are stated by the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date. The sum in any column of the following tables may not equal the indicated value due to rounding. In addition, each weighted average FICO credit score set forth below has been calculated without regard to any Mortgage Loan for which the FICO credit score is not available.

MORTGAGE POOL

Loan Program

Loan Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
40/30 Balloon - One-Year MTA	4	$1,105,984	0.08%	276,496	7.230	359	751	79.4
One-Month LIBOR	5	2,016,293	0.15	403,259	8.201	357	728	78.0
One-Year MTA	3,118	1,348,122,636	99.77	432,368	6.521	393	699	75.1

Total	3,127	$1,351,244,913	100.00%

Current Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
50,000.01 –100,000.00	34	$2,846,172	0.21%	83,711	7.707	378	697	73.5
100,000.01 – 150,000.00	137	17,645,038	1.31	128,796	7.186	385	703	74.4
150,000.01 – 200,000.00	258	45,495,223	3.37	176,338	7.022	379	691	75.7
200,000.01 – 250,000.00	316	71,628,095	5.30	226,671	6.826	385	691	76.5
250,000.01 – 300,000.00	360	99,544,752	7.37	276,513	7.144	392	693	76.6
300,000.01 – 350,000.00	338	109,907,926	8.13	325,171	6.839	388	688	76.4
350,000.01 – 400,000.00	351	132,527,807	9.81	377,572	6.707	397	688	76.6
400,000.01 – 450,000.00	252	106,749,900	7.90	423,611	6.769	389	700	76.6
450,000.01 – 500,000.00	242	114,881,869	8.50	474,718	6.456	398	697	76.4
500,000.01 – 550,000.00	189	99,146,674	7.34	524,586	6.609	388	705	76.8
550,000.01 – 600,000.00	155	89,300,499	6.61	576,132	6.216	392	700	76.8
600,000.01 – 650,000.00	126	79,216,843	5.86	628,705	5.906	392	694	75.1
650,000.01 – 700,000.00	58	38,887,595	2.88	670,476	6.368	402	697	71.3
700,000.01 – 750,000.00	49	35,702,151	2.64	728,615	5.234	393	703	74.7
750,000.01 – 1,000,000.00	140	123,134,293	9.11	879,531	6.138	395	707	72.6
1,000,000.01 –1,500,000.00	83	102,304,677	7.57	1,232,586	5.727	396	717	71.1
1,500,000.01 –2,000,000.00	21	35,012,485	2.59	1,667,261	6.635	432	711	71.2
Greater than 2,000,000.01	18	47,312,915	3.50	2,628,495	7.528	398	715	71.2

Total	3,127	$1,351,244,913	100.00%

(1)	As of the cut-off date, the average current mortgage loan principal balance of the Mortgage Loans was approximately $432,122.

Original Principal Balances

Range of Original Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
0.01 – 50,000.00	1	$50,141	(1)	50,141	7.250	359	622	16.4
50,000.01 – 100,000.00	35	2,997,090	0.22%	85,631	7.718	381	695	74.0
100,000.01 – 150,000.00	138	17,897,916	1.32	129,695	7.195	383	703	73.5
150,000.01 – 200,000.00	264	46,846,639	3.47	177,449	7.047	380	692	75.9
200,000.01 – 250,000.00	311	70,828,712	5.24	227,745	6.805	385	691	76.5
250,000.01 – 300,000.00	364	100,944,365	7.47	277,320	7.161	391	694	76.4
300,000.01 – 350,000.00	332	108,208,785	8.01	325,930	6.821	389	687	76.5
350,000.01 – 400,000.00	375	142,247,023	10.53	379,325	6.784	396	687	76.7
400,000.01 – 450,000.00	231	98,582,364	7.30	426,763	6.677	390	702	76.6
450,000.01 – 500,000.00	247	117,634,260	8.71	476,252	6.490	397	697	76.5
500,000.01 – 550,000.00	182	95,792,504	7.09	526,332	6.564	389	706	76.7
550,000.01 – 600,000.00	158	91,256,575	6.75	577,573	6.259	391	697	76.7
600,000.01 – 650,000.00	133	84,090,621	6.22	632,260	5.974	393	694	74.9
650,000.01 – 700,000.00	45	30,401,398	2.25	675,587	6.071	404	702	70.8
700,000.01 – 750,000.00	52	37,954,764	2.81	729,899	5.425	391	700	74.8
750,000.01 – 1,000,000.00	148	131,921,417	9.76	891,361	6.214	396	707	72.2
1,000,000.01 –1,500,000.00	77	98,926,705	7.32	1,284,762	5.670	400	718	70.7
1,500,000.01 –2,000,000.00	16	27,350,719	2.02	1,709,420	6.373	427	711	73.5
Greater than 2,000,000.01	18	47,312,915	3.50	2,628,495	7.528	398	715	71.2

Total	3,127	$1,351,244,913	100.00%

(1)	Less than 0.01%.

State Distribution of Mortgaged Properties(1)

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
Alabama	2	$584,634	0.04%	292,317	5.475	359	782	74.0
Alaska	2	649,830	0.05	324,915	9.000	359	779	90.0
Arizona	125	40,037,679	2.96	320,301	7.163	390	700	75.7
California	1,733	859,596,595	63.62	496,017	6.449	400	699	74.6
Colorado	27	7,587,570	0.56	281,021	7.325	396	723	74.2
Connecticut	16	6,822,190	0.50	426,387	5.024	368	705	78.3
Delaware	4	1,222,676	0.09	305,669	6.385	376	688	89.5
District of Columbia	6	1,861,679	0.14	310,280	6.637	359	671	73.3
Florida	409	139,706,119	10.34	341,580	6.618	385	704	75.8
Georgia	11	2,824,929	0.21	256,812	6.917	380	705	87.2
Hawaii	27	15,210,451	1.13	563,350	6.486	392	693	74.7
Idaho	19	4,563,726	0.34	240,196	6.227	388	689	77.3
Illinois	62	22,953,047	1.70	370,210	4.962	374	693	75.2
Indiana	7	2,549,136	0.19	364,162	6.197	395	682	75.9
Iowa	1	455,733	0.03	455,733	7.875	359	675	70.0
Kentucky	1	245,000	0.02	245,000	1.250	360	683	68.1
Louisiana	3	1,324,448	0.10	441,483	6.453	359	666	75.9
Maryland	68	25,083,028	1.86	368,868	6.913	395	698	75.3
Massachusetts	28	9,615,094	0.71	343,396	6.465	372	703	76.5
Michigan	39	10,846,518	0.80	278,116	5.845	370	701	77.8
Minnesota	22	6,992,408	0.52	317,837	7.228	403	688	77.2
Missouri	10	2,195,840	0.16	219,584	6.994	366	696	81.2
Nevada	150	51,854,101	3.84	345,694	7.210	381	696	77.2
New Hampshire	3	824,858	0.06	274,953	7.276	392	725	77.3
New Jersey	44	17,937,040	1.33	407,660	6.296	370	691	76.2
New Mexico	2	431,885	0.03	215,943	7.213	359	741	80.0
New York	44	23,990,353	1.78	545,235	6.845	366	701	71.9
North Carolina	10	4,593,636	0.34	459,364	6.085	426	719	74.6
North Dakota	1	159,920	0.01	159,920	1.750	360	625	80.0
Ohio	12	3,161,958	0.23	263,497	5.680	372	698	82.3
Oklahoma	1	204,624	0.02	204,624	7.057	359	711	95.0
Oregon	23	7,368,612	0.55	320,374	7.722	389	705	73.4
Pennsylvania	14	3,804,854	0.28	271,775	6.255	362	689	78.5
Rhode Island	6	2,957,575	0.22	492,929	6.829	359	701	70.0
South Carolina	6	2,328,665	0.17	388,111	3.661	378	739	72.9
Tennessee	5	1,561,380	0.12	312,276	7.725	404	682	80.0
Texas	13	4,483,270	0.33	344,867	7.397	368	707	79.0
Utah	17	5,340,719	0.40	314,160	7.054	373	708	77.1
Virginia	68	30,572,542	2.26	449,596	6.814	376	695	76.4
Washington	69	23,466,386	1.74	340,093	6.794	391	698	77.3
West Virginia	1	163,358	0.01	163,358	8.125	359	685	70.0
Wisconsin	15	2,677,243	0.20	178,483	6.971	373	665	79.3
Wyoming	1	433,600	0.03	433,600	1.750	360	740	80.0

Total	3,127	$1,351,244,913	100.00%

(1)	As of the cut-off date, no more than approximately 1.05% of the Mortgage Loans was secured by mortgaged properties located in any one postal zip code area.

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
0.01 – 50.00	82	$29,656,530	2.19%	361,665	6.745	382	691	43.5
50.01 – 55.00	57	26,238,084	1.94	460,317	6.277	387	701	53.3
55.01 – 60.00	91	48,315,483	3.58	530,939	6.327	394	708	58.1
60.01 – 65.00	107	57,303,966	4.24	535,551	6.163	387	705	63.5
65.01 – 70.00	398	185,112,229	13.70	465,106	6.400	398	704	69.0
70.01 – 75.00	509	242,590,654	17.95	476,602	6.601	391	695	74.1
75.01 – 80.00	1,609	680,959,810	50.39	423,219	6.441	395	698	79.7
80.01 – 85.00	39	11,483,363	0.85	294,445	6.922	373	680	83.7
85.01 – 90.00	112	35,633,023	2.64	318,152	7.883	395	688	89.6
90.01 – 95.00	123	33,951,771	2.51	276,031	7.653	381	713	94.7

Total	3,127	$1,351,244,913	100.00%

(1)	As of the cut-off date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 75.12%.
(2)	Does not take into account any secondary financing on the Mortgage Loans that may exist at the time of origination.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
0.501 – 1.000	33	$14,528,149	1.08%	440,247	1.000	363	701	74.8
1.001 – 1.500	173	90,000,367	6.66	520,233	1.335	387	710	73.3
1.501 – 2.000	238	116,867,998	8.65	491,042	1.880	390	699	75.1
2.001 – 2.500	71	33,352,069	2.47	469,747	2.384	385	680	75.3
2.501 – 3.000	26	10,297,453	0.76	396,056	2.802	421	700	82.6
3.001 – 3.500	10	3,118,522	0.23	311,852	3.369	388	683	79.8
3.501 – 4.000	8	1,730,190	0.13	216,274	3.859	381	684	79.9
4.001 – 4.500	1	252,024	0.02	252,024	4.250	479	676	90.0
4.501 – 5.000	2	460,836	0.03	230,418	4.835	359	665	90.0
5.001 – 5.500	4	2,136,067	0.16	534,017	5.441	452	742	75.9
5.501 – 6.000	7	3,762,627	0.28	537,518	5.901	358	719	71.4
6.001 – 6.500	40	23,791,849	1.76	594,796	6.358	388	712	70.4
6.501 – 7.000	140	77,084,397	5.70	550,603	6.852	395	721	72.5
7.001 – 7.500	549	246,021,788	18.21	448,127	7.326	384	708	73.6
7.501 – 8.000	1,327	522,001,965	38.63	393,370	7.852	390	695	75.4
8.001 – 8.500	429	184,948,841	13.69	431,116	8.271	421	687	76.7
8.501 – 9.000	51	16,098,147	1.19	315,650	8.938	391	692	89.9
9.001 – 9.500	18	4,791,625	0.35	266,201	9.337	449	664	90.3

Total	3,127	$1,351,244,913	100.00%

(1)	The current mortgage rates listed in the preceding table include lender paid mortgage insurance premiums. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans was approximately 6.524% per annum. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans net of the premium charged by the lender in connection with lender paid mortgage insurance was approximately 6.510% per annum.

Types of Mortgaged Properties

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
Single Family Residence	2,028	$892,270,394	66.03%	439,976	6.525	394	696	74.9
Planned Unit Development	562	261,449,857	19.35	465,213	6.506	394	705	75.8
Low-rise Condominium	291	93,513,098	6.92	321,351	6.826	393	708	76.5
2-4 Family Unit	195	82,350,741	6.09	422,311	6.235	390	699	73.4
High-rise Condominium	50	21,036,744	1.56	420,735	6.514	386	704	77.8
Cooperative	1	624,080	0.05	624,080	7.125	359	651	65.0

Total	3,127	$1,351,244,913	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
Refinance (cash-out)	1,480	$620,477,465	45.92%	419,242	6.697	395	693	72.7
Purchase	932	424,068,938	31.38	455,010	6.459	389	713	78.4
Refinance (rate/term)	715	306,698,511	22.70	428,949	6.267	396	692	75.6

Total	3,127	$1,351,244,913	100.00%

Occupancy Types(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
Primary Residence	2,519	$1,145,856,885	84.80%	454,886	6.491	393	697	75.4
Investment Property	459	146,317,837	10.83	318,775	7.088	395	711	72.9
Secondary Residence	149	59,070,191	4.37	396,444	5.783	401	714	75.4

Total	3,127	$1,351,244,913	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
480	132	$65,434,260	4.84%	495,714	3.008	480	699	75.9
479	584	271,400,663	20.09	464,727	7.563	479	702	74.8
478	83	37,358,517	2.76	450,103	7.930	478	699	77.2
477	13	8,064,598	0.60	620,354	7.792	477	707	75.2
476	7	2,938,555	0.22	419,794	7.724	476	741	74.3
475	3	1,731,555	0.13	577,185	7.287	475	730	73.8
474	1	455,425	0.03	455,425	7.875	474	693	80.0
473	1	364,929	0.03	364,929	7.500	473	733	95.0
468	2	231,599	0.02	115,800	7.485	468	656	76.5
360	383	194,685,666	14.41	508,318	2.770	360	701	73.8
359	1,316	537,137,100	39.75	408,159	7.153	359	699	74.6
358	364	143,220,746	10.60	393,464	7.588	358	689	77.8
357	163	58,296,450	4.31	357,647	7.994	357	695	78.7
356	35	11,853,782	0.88	338,679	7.913	356	703	78.4
355	11	7,187,144	0.53	653,377	7.861	355	715	74.9
354	3	578,598	0.04	192,866	8.100	354	687	74.0
353	4	1,755,809	0.13	438,952	7.971	353	685	67.8
352	2	339,812	0.03	169,906	7.875	352	691	79.9
351	9	5,148,676	0.38	572,075	7.222	351	686	56.7
350	7	1,550,860	0.11	221,551	7.082	350	737	54.4
347	2	916,343	0.07	458,171	6.677	347	698	74.1
346	1	339,782	0.03	339,782	7.375	346	685	80.0
345	1	254,043	0.02	254,043	6.000	345	744	92.9

Total	3,127	$1,351,244,913	100.00%

(1)	As of the cut-off date, the weighted average remaining term to maturity of the Mortgage Loans was approximately 393 months.

Documentation Programs

Documentation Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
Reduced	2,353	$1,074,200,238	79.50%	456,524	6.553	395	699	75.4
Stated Income/Stated Asset	473	162,582,792	12.03	343,727	6.557	387	704	72.2
Full/Alternative	293	111,648,716	8.26	381,054	6.187	387	693	76.5
CLUES Plus	5	1,470,849	0.11	294,170	6.146	359	658	77.3
No Income/No Asset	2	1,085,085	0.08	542,542	7.710	359	680	72.8
No Ratio	1	257,234	0.02	257,234	8.375	357	667	80.0

Total	3,127	$1,351,244,913	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
561 – 580	2	$718,283	0.05%	359,141	7.875	359	569	65.0
581 – 600	9	3,566,690	0.26	396,299	7.535	385	597	73.5
601 – 620	40	15,588,534	1.15	389,713	7.355	374	615	70.2
621 – 640	298	108,673,627	8.04	364,677	6.763	390	630	74.4
641 – 660	439	172,651,651	12.78	393,284	6.669	391	652	74.7
661 – 680	508	211,970,641	15.69	417,265	6.600	393	670	75.8
681 – 700	530	226,568,835	16.77	427,488	6.603	392	690	76.2
701 – 720	393	188,038,450	13.92	478,469	6.257	399	710	75.3
721 – 740	299	144,676,458	10.71	483,868	6.310	393	730	75.6
741 – 760	243	111,841,489	8.28	460,253	6.565	397	751	75.0
761 – 780	209	93,068,854	6.89	445,306	6.332	397	770	74.6
781 – 800	113	56,267,384	4.16	497,941	6.305	389	788	72.8
801 – 820	33	14,655,570	1.08	444,108	6.615	392	806	70.5
Not Available	11	2,958,447	0.22	268,950	7.640	357	N/A	78.0

Total	3,127	$1,351,244,913	100.00%

(1)	As of the cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Mortgage Loans was approximately 699.

Prepayment Charge Periods at Origination

Prepayment Charge Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
0	315	$150,225,788	11.12%	476,907	5.809	393	715	74.1
6	2	1,333,927	0.10	666,964	8.341	358	687	59.4
12	830	431,644,152	31.94	520,053	6.588	396	702	74.4
24	33	11,743,730	0.87	355,871	7.482	361	692	77.4
36	1,945	755,799,890	55.93	388,586	6.611	392	694	75.7
60	2	497,426	0.04	248,713	7.994	357	679	87.6

Total	3,127	$1,351,244,913	100.00%

Months to Next Rate Adjustment Date(1)

Months to Next Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
1	3,026	$1,293,528,020	95.73%	427,471	6.715	394	698	75.2
2	57	28,285,239	2.09	496,232	2.224	376	718	73.0
3	44	29,431,654	2.18	668,901	2.266	381	721	74.2

Total	3,127	$1,351,244,913	100.00%

(1)	As of the cut-off date, the weighted average months to the next rate Adjustment Date of the Mortgage Loans was approximately 1 month.

Gross Margins(1)

Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
0.001 – 1.000	1	$289,235	0.02%	289,235	5.375	350	717	64.2
1.001 – 2.000	35	22,290,887	1.65	636,882	5.346	403	713	70.0
2.001 – 3.000	634	308,314,364	22.82	486,300	6.081	385	712	73.1
3.001 – 4.000	2,339	982,856,413	72.74	420,204	6.640	396	695	75.5
4.001 – 5.000	107	34,778,156	2.57	325,029	7.818	388	680	84.6
5.001 – 6.000	11	2,715,857	0.20	246,896	8.429	406	658	89.6

Total	3,127	$1,351,244,913	100.00%

(1) As of the cut-off date, the weighted average gross margin of the Mortgage Loans was approximately 3.302% per annum.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
8.001 – 9.000	2	$386,704	0.03%	193,352	7.937	398	686	77.2
9.001 – 10.000	3,097	1,339,749,718	99.15	432,596	6.530	393	699	75.1
10.001 – 11.000	19	7,938,606	0.59	417,821	5.335	386	701	80.4
11.001 – 12.000	7	2,537,093	0.19	362,442	7.161	407	701	87.3
12.001 – 13.000	1	132,514	0.01	132,514	2.750	359	683	80.0
13.001 – 14.000	1	500,278	0.04	500,278	7.875	358	798	95.0

Total	3,127	$1,351,244,913	100.00%

(1)	As of the cut-off date, the weighted average Maximum Mortgage Rate of the Mortgage Loans was approximately 9.960% per annum.

Next Rate Adjustment Dates

Next Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
September 2006	3,024	$1,292,853,520	95.68%	427,531	6.717	394	698	75.2
October 2006	59	28,959,739	2.14	490,843	2.263	375	717	73.0
November 2006	44	29,431,654	2.18	668,901	2.266	381	721	74.2

Total	3,127	$1,351,244,913	100.00%

Fixed Mortgage Rate Period(1)

Fixed Mortgage Rate Period (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
1	3,010	$1,288,890,125	95.39%	428,203	6.723	394	698	75.2
3	117	62,354,788	4.61	532,947	2.422	377	717	74.1

Total	3,127	$1,351,244,913	100.00%

(1)	During this period of time after origination, the Mortgage Rates on the applicable Mortgage Loans are fixed and are lower than the sum of the related Mortgage Index and the related Gross Margin.

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
0.001 – 1.000	1	$289,235	0.02%	289,235	5.375	350	717	64.2
1.001 – 2.000	35	22,290,887	1.65	636,882	5.346	403	713	70.0
2.001 – 3.000	633	308,021,849	22.80	486,606	6.080	385	713	73.1
3.001 – 4.000	2,340	983,148,928	72.76	420,149	6.640	396	695	75.5
4.001 – 5.000	107	34,778,156	2.57	325,029	7.818	388	680	84.6
5.001 – 6.000	11	2,715,857	0.20	246,896	8.429	406	658	89.6

Total	3,127	$1,351,244,913	100.00%

(1) As of the cut-off date, the weighted average Minimum Mortgage Rate of the Mortgage Loans was approximately 3.302% per annum.

Maximum Negative Amortization(1)

Maximum Negative Amortization (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate(%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
110	283	$111,505,177	8.25%	394,011	7.595	359	687	76.9
115	2,844	1,239,739,737	91.75	435,914	6.428	396	700	75.0

Total	3,127	$1,351,244,913	100.00%

(1)	Reflects maximum allowable percentage of original unpaid principal balance.

Servicing of Mortgage Loans

Servicing Compensation and Payment of Expenses

The “Expense Fee Rate” is the per annum rate at which the expense fees accrue on the principal balance of each Mortgage Loan. The expense fees with respect to the mortgage pool are payable out of the interest payments on each Mortgage Loan.

The expense fees consist of:

•	the master servicing fee payable to the master servicer in respect of its servicing activities (the “Master Servicing Fee”) with respect to each Mortgage Loan, equal to one-twelfth of the stated principal balance of that Mortgage Loan multiplied by the Master Servicing Fee Rate,

•	fees payable to the trustee in respect of its activities as trustee under the pooling and servicing agreement, and

•	lender paid mortgage insurance premiums, if any.

The “Master Servicing Fee Rate” for each Mortgage Loan is 0.375% per annum.

In cases where a Mortgage Loan is being directly serviced by a subservicer, the subservicer will be entitled to a portion of the Master Servicing Fee. The master servicer is obligated to pay some but not all ongoing expenses associated with the issuing entity and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement and those amounts will be paid by the master servicer out of the Master Servicing Fee. The amount of the Master Servicing Fee is subject to adjustment with respect to prepaid Mortgage Loans, as described under “—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus. The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in the Certificate Account and Distribution Account and Excess Proceeds with respect to the Mortgage Loans as described under “Description of the Certificates—Fees and Expenses”.

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Except with respect to the month of the cut-off date, principal prepayments by borrowers received by the master servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders on the Distribution Date in the same month in which the prepayments are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to prepaid Mortgage Loans results. Conversely, principal prepayments by borrowers received by the master servicer from the sixteenth day (or, in the case of the first Distribution Date, from August 1, 2006) through the last day of a calendar month will be distributed in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans would result. Pursuant to the pooling and servicing agreement, the Master Servicing Fee for any month will be reduced by an amount sufficient to pass through to the related certificateholders the full amount of interest to which they would be entitled for each related prepaid Mortgage Loan on the related Distribution Date. However, the Master Servicing Fee on a Distribution Date will only be reduced by not more than one-half of the Master Servicing Fee for that Distribution Date for the Mortgage Loans (the “Compensating Interest”).

If shortfalls in interest as a result of prepayments on the Mortgage Loans in any Prepayment Period exceed the Compensating Interest for the related Distribution Date, the amount of interest distributed to certificateholders will be reduced by the amount of the excess.

Certain Modifications and Refinancings

Countrywide Home Loans will be permitted under the pooling and servicing agreement to solicit borrowers for reductions to the Mortgage Rates of their respective Mortgage Loans. If a borrower requests such a reduction, the master servicer will be permitted to agree to the rate reduction provided that Countrywide Home Loans purchases the Mortgage Loan from the issuing entity immediately following the modification. Any purchase of a Mortgage Loan subject to a modification will be for a price equal to 100% of the Stated Principal Balance of that Mortgage Loan, plus accrued and unpaid interest on the Mortgage Loan up to the next Due Date at the applicable net mortgage rate, net of any unreimbursed advances of principal and interest on the Mortgage Loan made by the master servicer. Countrywide Home Loans will remit the purchase price to the master servicer for deposit into the Certificate Account within one business day of the purchase of that Mortgage Loan. Purchases of Mortgage Loans may occur when prevailing interest rates are below the interest rates on the Mortgage Loans and borrowers request modifications as an alternative to refinancings. Countrywide Home Loans will indemnify the issuing entity against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any modification or purchase.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The Mortgage Pass-Through Certificates, Series 2006-OA16 will consist of the Class A-1A, Class A-1B, Class A-1C, Class A-1D, Class A-2, Class A-3, Class A-4A, Class A-4B, Class A-4C, Class A-5, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class C and Class P Certificates. Only the classes of certificates identified on the cover page hereof as offered certificates are offered by this free writing prospectus (the “offered certificates” ).

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A-1A, Class A-1B, Class A-1C, Class A-1D, Class A-2, Class A-3, Class A-4A, Class A-4B, Class A-4C, Class A-5 and Class A-R Certificates

Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

LIBOR Certificates	Class A-1A, Class A-1B, Class A-1C, Class A-1D, Class A-2, Class A-3, Class A-4A, Class A-4B, Class A-4C, Class A-5 Certificates and Subordinated Certificates

Offered Certificates	Senior Certificates and Subordinated Certificates

Private Certificates	Class C and Class P Certificates

The certificates are generally referred to as the following types:

Class	Type
Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-2 Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-3 Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-4A, Class A-4B and Class A-4C Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-5 Certificates	Senior/Floating Pass-Through Rate/Support

Class A-R Certificates	Senior/Variable Pass-Through Rate/Residual

Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates	Subordinate/Floating Pass-Through Rate

The Class P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates. The classes of offered certificates will have the respective initial Class Certificate Balances set forth on the cover page of this free writing prospectus. The initial Class Certificate Balances may vary in the aggregate by plus or minus 10%. Any information presented in this free writing prospectus with respect to the private certificates is provided only to permit a better understanding of the offered certificates.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of offered certificates as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:

•	all amounts previously distributed to holders of certificates of the class as scheduled and unscheduled payments of principal; and

•	the Applied Realized Loss Amounts allocated to the class;

provided, however, that the Class Certificate Balance of the classes to which Realized Losses have been allocated will be increased sequentially in the order of distribution priority from highest to lowest, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates. See “The Pooling and Servicing Agreement – Realization Upon Defaulted Mortgage Loans – Application of Liquidation Proceeds” in the base prospectus.

Although Subsequent Recoveries, if any, will be allocated to increase the Class Certificate Balance of a class of certificates, as described above, such Subsequent Recoveries will be included in the Principal Remittance Amount and will be distributed in the priority set forth below under “Distributions—Distributions of Principal,” and therefore such Subsequent Recoveries may not to be used to make any principal payments on the class or classes of certificates for which the Class Certificate Balances have been increased by allocation of Subsequent Recoveries as described above. Additionally, holders of such certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Class Certificate Balance for any accrual period preceding the Distribution Date on which such increase occurs.

If the overcollateralization amount is zero and there is Realized Loss on a Mortgage Loan, the Class Certificate Balance of the class of Subordinated Certificates then outstanding with the lowest distribution priority (beginning with the Class M-9 Certificates) will be reduced if and to the extent that the aggregate of the Class Certificate Balances of all the classes of certificates following all distributions on any Distribution Date, exceeds the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month of the Distribution Date (after giving effect to unscheduled receipts of principal in the Prepayment Period related to that Due Date).

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that in the aggregate will equal the initial Class Certificate Balance of each class of certificates and that will be held by a depository, which will initially be a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing an original principal amount of $25,000 and integral multiples of $1 in excess thereof. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities—Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities—Book-Entry Registration of Securities” in the base prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during each Accrual Period thereafter at the applicable rate determined as described under “—Interest” below. “LIBOR” applicable to an Accrual Period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that Accrual Period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related Accrual Period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related Accrual Period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next Accrual Period will be 5.330%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account” ), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, N.A., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of

Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the cut-off date (other than in respect of principal and interest due on the Mortgage Loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the Mortgage Loans, including Principal Prepayments;

•	all payments on account of interest on the Mortgage Loans, net of the related master servicing fee (as adjusted by Compensating Interest payments) and any lender paid mortgage insurance premiums;

•	all payments on account of prepayment charges on the Mortgage Loans;

•	all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•	any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”);

•	all Substitution Adjustment Amounts; and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors—Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the base prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•	to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”;

•	to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan(s) in respect of which any such Advance was made;

•	to reimburse each of the master servicer and the Trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•	to reimburse the master servicer for (a) any unreimbursed customary, reasonable and necessary

“out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•	to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase;

•	to reimburse the sellers, the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•	to withdraw an amount equal to the sum of (a) the Available Funds, (b) any Prepayment Charges received and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any Prepayment Charges received and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “—Distributions” and may from time to time make withdrawals from the Distribution Account:

•	to pay the Trustee Fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•	to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Investments of Amounts Held in Accounts

The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. All income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees

Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan.	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses

Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses	With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)	Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)	If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.
(3)	The Master Servicing Fee Rate for each Mortgage Loan will equal 0.375% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of Mortgage Loans—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans.”
(4)	“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.
(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.
(6)	Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.
(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in September 2006 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the applicable Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates, the Record Date for the first Distribution Date will be the Closing Date and for any Distribution Date thereafter will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the applicable certificate register or, in the case of any certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentation and surrender of the certificates at the corporate trust office of the trustee.

On each Distribution Date, the trustee will withdraw all prepayment charges in the Distribution Account and then distribute them to the applicable class of Class P Certificates.

The “Interest Remittance Amount” for any Distribution Date is equal to:

(a) the sum, without duplication, of:

(1) all scheduled interest on the Mortgage Loans due on the related Due Date that are received on or prior to the related Determination Date, less the related Master Servicing Fees and any payments made in respect of premiums on lender paid insurance mortgage loans,

(2) all interest on prepayments on the Mortgage Loans, other than Prepayment Interest Excess,

(3) all Advances relating to interest in respect of the Mortgage Loans,

(4) amounts paid by the master servicer in respect of Compensating Interest, and

(5) liquidation proceeds on the Mortgage Loans received during the related Prepayment Period (to the extent such liquidation proceeds relate to interest),

minus

(b) all non-recoverable Advances in respect of the Mortgage Loans relating to interest and certain expenses reimbursed since the prior Due Date.

The “Principal Remittance Amount” for any Distribution Date is equal to:

(a) the sum, without duplication, of:

(1) the scheduled principal collected or advanced on the Mortgage Loans with respect to the related Due Date,

(2) prepayments on the Mortgage Loans collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a seller or purchased by the master servicer with respect to that Distribution Date,

(4) any Substitution Adjustment Amounts,

(5) all liquidation proceeds (to the extent such liquidation proceeds related to principal) and all Subsequent Recoveries received during the related Prepayment Period,

minus

(b) all non-recoverable Advances relating to principal on the Mortgage Loans and certain expenses reimbursed since the prior Due Date.

“Prepayment Interest Excess” means with respect to any Mortgage Loan and principal prepayment received by the master servicer from the first day through the fifteenth day of any calendar month (other than the calendar month in which the cut-off date occurs), all amounts paid by the related borrower in respect of interest on such principal prepayment.

Interest

On each Distribution Date, the interest distributable with respect to the offered certificates is the interest which has accrued on the Class Certificate Balances thereof immediately prior to that Distribution Date at the then applicable related Pass-Through Rate during the applicable Accrual Period and in the case of the Senior Certificates, any Interest Carry Forward Amount. For each class of Subordinated Certificates, any Interest Carry Forward Amount will be payable only from excess cashflow (if any) as and to the extent described in this free writing prospectus under “— Overcollateralization Provisions.”

The Pass-Through Rates for the LIBOR Certificates are variable rates that may change from Distribution Date to Distribution Date. Additionally, the Pass-Through Rates for the LIBOR Certificates are subject to increase after the Optional Termination Date. On each Distribution Date, the Pass-Through Rate for each class of LIBOR Certificates will be subject to the Net Rate Cap. If on any Distribution Date, the Pass-Through Rate for a class of LIBOR Certificates is based on the Net Rate Cap, each holder of the applicable certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “— Overcollateralization Provisions”.

Interest Entitlement. Interest on the LIBOR Certificates will be calculated on the basis of a 360-day year and the actual number of days that elapsed in that Accrual Period. Interest on the Class A-R Certificates will be calculated on the basis of a 360-day year divided into twelve 30-day months.

On each Distribution Date, the Interest Funds for such Distribution Date are required to be distributed in the following order of priority, until such Interest Funds have been fully distributed:

(1) concurrently, to each class of Senior Certificates, the Current Interest and Interest Carry Forward Amount for each such class and such Distribution Date, pro rata, based on the amount of interest each such class is entitled to receive on that Distribution Date;

(2) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Current Interest for each such class and such Distribution Date; and

(3) as part of the Excess Cashflow described under “—Overcollateralization Provisions” below.

Pass-Through Rates. The classes of certificates will have the respective pass through rates described below (each, a “Pass-Through Rate”).

LIBOR Certificates.

The Pass-Through Rate with respect to each Accrual Period and each class of LIBOR Certificates will be a per annum rate equal to the lesser of:

(1) One-Month LIBOR for such Accrual Period (calculated as described below under “—Calculation of One-Month LIBOR”) plus the Pass-Through Margin for such class and Accrual Period, and

(2) the Net Rate Cap for such Distribution Date.

The “Pass-Through Margin” for each class of LIBOR Certificates is as follows:

Class of Certificates	Pass-Through Margin
	(1)	(2)
Class A-1A	0.070%	0.140%
Class A-1B	0.110%	0.220%
Class A-1C	0.190%	0.380%
Class A-1D	0.280%	0.560%
Class A-2	0.190%	0.380%
Class A-3	0.250%	0.500%
Class A-4A	0.100%	0.200%
Class A-4B	0.250%	0.500%
Class A-4C	0.340%	0.680%
Class A-5	0.300%	0.600%
Class M-1	0.390%	0.585%
Class M-2	0.400%	0.600%
Class M-3	0.410%	0.615%
Class M-4	0.520%	0.780%
Class M-5	0.550%	0.825%
Class M-6	0.600%	0.900%
Class M-7	1.100%	1.650%
Class M-8	1.400%	2.100%
Class M-9	1.450%	2.175%

(1)	For the Accrual Period related to any Distribution Date occurring on or prior to the Optional Termination Date.
(2)	For the Accrual Period related to any Distribution Date occurring after the Optional Termination Date.

Class A-R Certificates

The Pass-Through Rate for the Class A-R Certificates for the Accrual Period for any Distribution Date will be a per annum rate equal to the Weighted Average Adjusted Net Mortgage Rate of the Mortgage Loans. The Pass-Through Rate for the Class A-R Certificates for the Accrual Period related to the first Distribution Date is expected to be approximately 6.12350% per annum.

Class P and Class C Certificates.

The Class P and Class C Certificates do not have a Pass-Through Rate.

Definitions Related to Interest Calculations

The “Accrual Period” for any Distribution Date for (x) each class of LIBOR Certificates will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the closing date, in the case of the first Distribution Date) and ending on day immediately prior to that Distribution Date and (y) the Class A-R Certificates will be the calendar month preceding the month of that Distribution Date.

“Adjusted Net Mortgage Rate,” with respect to each Mortgage Loan and any Distribution Date is equal to the Mortgage Rate on that Mortgage Loan as of the Due Date related to that Distribution Date minus the Expense Fee Rate.

“Available Funds” for any Distribution Date is equal to the sum of (a) Interest Remittance Amount for that Distribution Date and (b) the Principal Remittance Amount for that Distribution Date.

“Current Interest,” with respect to each class of offered certificates and each Distribution Date, is the excess, if any, of (x) the interest accrued at the applicable Pass-Through Rate for the applicable Accrual Period on the Class Certificate Balance of such class immediately prior to such Distribution Date over (y) the Net Deferred Interest, if any, allocated to that class for such Distribution Date.

“Interest Carry Forward Amount,” with respect to each class of offered certificates and each Distribution Date, is the excess of:

(a)	Current Interest for such class with respect to prior Distribution Dates, over

(b)	the amount actually distributed to such class with respect to interest on prior Distribution Dates.

The “Interest Funds” for any Distribution Date are equal to

•	the Interest Remittance Amount for that Distribution Date, plus

•	the Deferred Interest that accrued on the Mortgage Loans for the related Due Period up to the Principal Prepayment Amount for the related Prepayment Period, minus

•	the Trustee Fee for such Distribution Date.

The “Net Rate Cap” for each Distribution Date is:

•	the product of:

(a)	the Weighted Average Adjusted Net Mortgage Rate on the Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date), and

(b)	a fraction, the numerator of which is 30, and the denominator of which is the actual number of days that elapsed in the related Accrual Period.

The “Net Rate Carryover” for each class of LIBOR Certificates on any Distribution Date is equal to the sum of:

(a)	the excess, if any, of:

(i)	the amount of interest that such class would have accrued for such Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the Net Rate Cap, over

(ii)	the amount of interest such class accrued on such Distribution Date based on the Net Rate Cap, and

(b)	the unpaid portion of any such excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the Net Rate Cap).

“Weighted Average Adjusted Net Mortgage Rate,” for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rate of each Mortgage Loan, weighted on the basis of its Stated Principal Balance as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

Allocation of Net Deferred Interest

On each Distribution Date, Net Deferred Interest will be allocated among the classes of Offered Certificates in an amount equal to the excess, if any, for each such class of

•	the amount of interest that accrued on such class of certificates at its respective Pass-Through Rate during the Accrual Period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the Pass-Through Rate for that class of certificates equaled the Adjusted Cap Rate for that Distribution Date.

Any Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of that class of certificates.

The “Adjusted Cap Rate” for any Distribution Date will equal the excess of

•	the Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

•	(1) the numerator of which is equal to the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Accrual Period, and (b) the amount of Net Deferred Interest for the Mortgage Loans for that Distribution Date, and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

With respect to each Mortgage Loan and each related Due Period, “Deferred Interest” will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment due for such Due Period.

Such excess may occur because the mortgage rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts annually, or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.

With respect to each Distribution Date, the “Net Deferred Interest” is equal to the excess, if any, of:

•	the Deferred Interest that accrued on the Mortgage Loans as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

For any Distribution Date, the “Principal Prepayment Amount” is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.

Principal

Distributions of Principal. On each Distribution Date, the Principal Distribution Amount for such Distribution Date is required to be distributed as follows (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter):

(1) For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect:

(A) sequentially:

(a) to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero; and

(b) concurrently and on a pro rata basis based on (1) the aggregate Class Certificate Balance of the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, (2) the Class Certificate Balance of the Class A-2 Certificates, (3) the Class Certificate Balance of the Class A-3 Certificates, (4) the aggregate Class Certificate Balance of the Class A-4A, Class A-4B and Class A-4C Certificates and (5) the Class Certificate Balance of the Class A-5 Certificates:

(1) sequentially, to the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, in that order, until their respective Class Certificate Balances are reduced to zero;

(2) to the Class A-2 Certificates until its Class Certificate Balance is reduced to zero;

(3) to the Class A-3 Certificates until its Class Certificate Balance is reduced to zero;

(4) sequentially, to the Class A-4A, Class A-4B and Class A-4C Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

(5) to the Class A-5 Certificates until its Class Certificate Balance is reduced to zero; and

(B) from the remaining Principal Distribution Amount, in the following order of priority:

(i) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

(ii) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

(2) For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect, sequentially:

(A) from the Principal Distribution Amount, in an amount up to the Senior Principal Distribution Target Amount concurrently and on a pro rata basis based on (1) the aggregate Class Certificate Balance of the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, (2) the Class

Certificate Balance of the Class A-2 Certificates, (3) the Class Certificate Balance of the Class A-3 Certificates, (4) the aggregate Class Certificate Balance of the Class A-4A, Class A-4B and Class A-4C Certificates and (5) the Class Certificate Balance of the Class A-5 Certificates:

(1) sequentially, to the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, in that order, until their respective Class Certificate Balances are reduced to zero;

(2) to the Class A-2 Certificates until its Class Certificate Balance is reduced to zero;

(3) to the Class A-3 Certificates until its Class Certificate Balance is reduced to zero;

(4) sequentially, to the Class A-4A, Class A-4B and Class A-4C Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

(5) to the Class A-5 Certificates until its Class Certificate Balance is reduced to zero; and

(B) from the remaining Principal Distribution Amount, in the following order of priority:

(i) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Subordinated Class Principal Distribution Target Amount for each such class, in each case until its Class Certificate Balance is reduced to zero; and

(ii) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Definitions Related to Principal Distributions.

A “Cumulative Loss Trigger Event” with respect to a Distribution Date on or after the Stepdown Date occurs if the aggregate amount of Realized Losses on the Mortgage Loans from (and including) the cut-off date for each such Mortgage Loan to (and including) the related Due Date (reduced by the aggregate amount of Subsequent Recoveries received from the cut-off date through the Prepayment Period related to that Due Date) exceeds the applicable percentage, for such Distribution Date, of the Cut-off Date Pool Principal Balance, as set forth below:

Distribution Date	Percentage

September 2008 — August 2009	0.20% with respect to September 2008, plus an additional 1/12th of 0.25% for each month thereafter through August 2009

September 2009 — August 2010	0.45% with respect to September 2009, plus an additional 1/12th of 0.30% for each month thereafter through August 2010

September 2010 — August 2011	0.75% with respect to September 2010, plus an additional 1/12th of 0.35% for each month thereafter through August 2011

September 2011 — August 2012	1.10% with respect to September 2011, plus an additional 1/12th of 0.40% for each month thereafter through August 2012

September 2012 — August 2013	1.50% with respect to September 2012, plus an additional 1/12th of 0.15% for each month thereafter through August 2013

September 2013 and thereafter	1.65%

“Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

A “Delinquency Trigger Event” with respect to any Distribution Date on or after the Stepdown Date exists if the Rolling Sixty-Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the product of (x) the Senior Enhancement Percentage for such Distribution Date and (y) the applicable percentage listed below for the most senior class of outstanding Certificates:

Class	Percentage (1)	Percentage (2)
Senior Certificates	27.80%	34.80%
M-1	36.25%	45.25%
M-2	48.50%	60.75%
M-3	54.75%	68.50%
M-4	76.50%	95.75%
M-5	90.00%	112.75%
M-6	107.25%	134.50%
M-7	133.00%	166.50%
M-8	174.50%	218.50%
M-9	253.75%	317.75%

(1)	For any Distribution Date occurring on or after the Distribution Date occurring in September 2009 and prior to the Distribution Date occurring in September 2012.
(2)	For any Distribution Date occurring on or after the Distribution Date occurring in September 2012.

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date is the lesser of (1) the Overcollateralization Deficiency Amount and (2) the Excess Cashflow available for payment thereof in the priority set forth in this free writing prospectus.

The “Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” for any class of Subordinated Certificates will approximately equal the respective percentages indicated in the following table:

	Initial Target Subordination Percentage	Stepdown Target Subordination Percentage (1)	Stepdown Target Subordination Percentage (2)
Class M-1	7.700%	19.250%	15.400%
Class M-2	5.750%	14.375%	11.500%
Class M-3	5.100%	12.750%	10.200%
Class M-4	3.650%	9.125%	7.300%
Class M-5	3.100%	7.750%	6.200%
Class M-6	2.600%	6.500%	5.200%
Class M-7	2.100%	5.250%	4.200%
Class M-8	1.600%	4.000%	3.200%
Class M-9	1.100%	2.750%	2.200%

(1)	For any Distribution Date occurring on or after the Distribution Date occurring in September 2009 and prior to the Distribution Date occurring in September 2012.
(2)	For any Distribution Date occurring on or after the Distribution Date occurring in September 2012.

The Initial Target Subordination Percentages will not be used to calculate distributions on the Subordinated Certificates, but rather are presented in order to provide a better understanding of the credit enhancement provided by the Subordinated Certificates and the overcollateralization amount. The Initial Target Subordination Percentage for any class of Subordinated Certificates is equal to a fraction, expressed as a percentage, the numerator of which is equal to the aggregate initial Class Certificate Balance of any class(es) of certificates subordinate to the subject class plus the initial Overcollateralization Target Amount and the denominator of which is equal to the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

“OC Floor” means an amount equal to 0.50% of the Cut-off Date Pool Principal Balance.

“Overcollateralization Deficiency Amount,” with respect to any Distribution Date equals the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date (after giving effect to distributions in respect of the Principal Remittance Amount on such Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” means with respect to any Distribution Date (a) prior to the Stepdown Date, an amount equal to 1.100% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and (b) on or after the Stepdown Date, the greater of (i) (x) for any Distribution Date prior to the Distribution Date in September 2012, an amount equal to 2.750% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (y) for any Distribution Date on or after the Distribution Date in September 2012, an amount equal to 2.200% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date is the amount, if any, by which (x) the Pool Principal Balance as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period) exceeds (y) the aggregate Class Certificate Balance of the offered certificates (after giving effect to distributions of the Principal Remittance Amount to be made on such Distribution Date).

The “Pool Principal Balance” equals the aggregate Stated Principal Balance of the Mortgage Loans.

“Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from August 1, 2006) through the fifteenth day of the calendar month in which the Distribution Date occurs.

“Principal Distribution Amount” with respect to each Distribution Date is the sum of:

(1) the Principal Remittance Amount for such Distribution Date, less an amount equal to the Deferred Interest that accrued on the Mortgage Loans for the related Due Period up to the Principal Prepayment Amount for the related Prepayment Period, and

(2) the Extra Principal Distribution Amount for such Distribution Date. minus

(3) the Overcollateralization Reduction Amount for the Distribution Date.

A “Realized Loss” with respect to a Distribution Date and any defaulted Mortgage Loan, is the excess of the Stated Principal Balance of such defaulted Mortgage Loan over the liquidation proceeds allocated to principal that have been received with respect to such Mortgage Loan on or at any time prior to the Due Date after such Mortgage Loan has been liquidated.

The “Rolling Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is the average of the Sixty-Day Delinquency Rates for such Distribution Date and the two immediately preceding Distribution Dates.

The “Senior Enhancement Percentage” with respect to a Distribution Date on or after the Stepdown Date is equal to a fraction (expressed as a percentage) of:

(1) the numerator of which is the excess of:

(a) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) over

(b) (i) before the Class Certificate Balances of the Senior Certificates have been reduced to zero, the sum of the Class Certificate Balances of the Senior Certificates immediately prior to such Distribution Date, or (ii) after such time, the Class Certificate Balance of the most senior class of Subordinated Certificates outstanding immediately prior to such Distribution Date, and

(2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

“Senior Principal Distribution Target Amount” for any Distribution Date, will equal the excess of:

(1) the aggregate Class Certificate Balance of the Senior Certificates immediately prior to such Distribution Date, over

(2) the lesser of (A) the product of (i) (x) approximately 74.875% on any Distribution Date on or after the Stepdown Date and prior to the Distribution Date in September 2012 or (y) approximately 79.900% on any Distribution Date on or after the Stepdown Date and on or after the Distribution Date in September 2012 and (ii) of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) minus the OC Floor.

The “Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding such Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for such Distribution Date of the Mortgage Loans as of the related Due Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period).

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.

The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

“Stepdown Date” is the earlier to occur of:

(1) the Distribution Date on which the aggregate Class Certificate Balance of the Senior Certificates is reduced to zero, and

(2) the later of (x) the Distribution Date in September 2009 and (y) the first Distribution Date on which the aggregate Class Certificate Balance of the Senior Certificates (after calculating anticipated distributions on such Distribution Date) is less than or equal to (a) prior to the Distribution Date in September 2012, approximately 74.875% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) and (b) on or after the Distribution Date in September 2012, approximately 79.900% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period).

“Subordinated Class Principal Distribution Target Amount” for any class of Subordinated Certificates and Distribution Date will equal the excess of:

(1) the sum of: (a) the aggregate Class Certificate Balance of the Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Target Amount for such Distribution Date), (b) the aggregate Class Certificate Balance of any class(es) of Subordinated Certificates that are senior to the subject class (in each case, after taking into account distribution of the Subordinated Class Principal Distribution Target Amount(s) for such more senior class(es) of certificates for such Distribution Date), and (c) the Class Certificate Balance of the subject class of Subordinated Certificates immediately prior to such Distribution Date over

(2) the lesser of (a) the product of (x) 100% minus the Stepdown Target Subordination Percentage for the subject class of certificates and (y) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool for such Distribution Date and (b) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool for such Distribution Date minus the OC Floor;

provided, however, that if such class of Subordinated Certificates is the only class of Subordinated Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its Class Certificate Balance is reduced to zero.

“Subsequent Recoveries” are unexpected recoveries received after the determination by the Master Servicer that it has received all proceeds it expects to receive, with respect to the liquidation of a Mortgage Loan that resulted in a Realized Loss (other than the amount of such net recoveries representing any profit realized by the Master Servicer in connection with the liquidation of any Mortgage Loan and net of reimbursable expenses) in a month prior to the month of the receipt of such recoveries.

A “Trigger Event” with respect to a Distribution Date on or after the Stepdown Date consists of either a Delinquency Trigger Event with respect to that Distribution Date or a Cumulative Loss Trigger Event with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of Offered Certificates, (x) the portion of the aggregate Applied Realized Loss Amount previously allocated to that class remaining unpaid from prior Distribution Dates minus (y) any increase in the Class Certificate Balance of that class due to the allocation of Subsequent Recoveries to the Class Certificate Balance of that class.

Residual Certificates

The Class A-R Certificates will receive a distribution of $100 of principal and accrued interest at its Pass-Through Rate on the first Distribution Date, after which their Class Certificate Balance will equal zero. The Class A-R Certificates will remain outstanding for so long as the trust fund will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date the holders of the Class A-R Certificates will be entitled to receive certain additional distributions as provided in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for such distribution to the Class A-R Certificates.

Overcollateralization Provisions

The weighted average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the classes of certificates. As a result, interest collections on the Mortgage Loans net of Deferred Interest are expected to be generated in excess of the amount of interest payable to the holders of the certificates and the fees and expenses payable by the issuing entity. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the classes of certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amount of Interest Funds remaining after the distribution of interest to the holders of the offered certificates for such Distribution Date, (ii) the amount remaining after the distribution of the Principal Distribution Amount to the holders of the offered certificates for such Distribution Date and (iii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of certificates in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

1. to the classes of certificates then entitled to receive distributions in respect of principal, in an amount equal to the Extra Principal Distribution Amount, payable to such classes of certificates as part of the Principal Distribution Amount as described under “—Principal” above;

2. to the classes of Senior Certificates in the following order:

•	concurrently, to the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Class A-2 Certificates, pro rata based on the Unpaid Realized Loss Amount for each such class, in an amount up to the Unpaid Realized Loss Amount for each such class;

•	concurrently, to the Class A-3, Class A-4A, Class A-4B and Class A-4C Certificates, pro rata based on the Unpaid Realized Loss Amount for each such class, in an amount up to the Unpaid Realized Loss Amount for each such class; and

•	to the Class A-5 Certificates, in an amount up to the Unpaid Realized Loss Amount for such class;

3. sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case, first, in an amount up to any remaining Current Interest and Interest Carry Forward Amount for each such class and such Distribution Date and then in an amount up to the Unpaid Realized Loss Amount for such class;

4. concurrently, to the classes of LIBOR Certificates, pro rata based on their respective Class Certificate Balances to the extent needed to pay any unpaid Net Rate Carryover for each such class; and then any Excess Cashflow remaining after such allocation to pay Net Rate Carryover based on Class Certificate Balances of the certificates will be distributed to each class of LIBOR Certificates with respect to which there remains any unpaid Net Rate Carryover, pro rata, based on the amount of such unpaid Net Rate Carryover; and

5. to fund distributions to the holders of the Class C and Class A-R Certificates in each case in the amounts specified in the pooling and servicing agreement.

Applied Realized Loss Amounts

After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of finds from which credit enhancement is provided to the Senior Certificates.

If on any Distribution Date, after giving effect to the distributions described above, the aggregate Class Certificate Balance of the certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of such excess will be applied to reduce the Class Certificate Balances of the classes of offered certificates in the following order:

•	first, sequentially to the Class M-9, Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero,

•	second, to the Class A-5 Certificates until its Class Certificate Balance is reduced to zero,

•	third, concurrently, to the Class A-3, Class A-4A, Class A-4B and Class A-4C Certificates, pro rata based on their Class Certificate Balances, until their respective Class Certificate Balances are reduced to zero, and

•	fourth, concurrently, to the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Class A-2 Certificates, pro rata based on their Class Certificate Balances, until their respective Class Certificate Balances are reduced to zero.

Any such reduction described in the foregoing paragraph is an “Applied Realized Loss Amount.”

Interest on any class of certificates, the Class Certificate Balance of which has been reduced through the application of Applied Realized Loss Amounts as described above will accrue for the related class of certificates on the reduced Class Certificate Balance unless the Class Certificate Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Class Certificate Balance of such class as described in the definition of Class Certificate Balance above.